Exhibit 99.1

Ciber, Inc.
6363 S. Fiddler's Green Circle, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

CIBER REPORTS SECOND QUARTER 2014 RESULTS

GREENWOOD VILLAGE, Colo., July 29, 2014 – Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today reported results for the second quarter of 2014.

Highlights From Continuing Operations for the Second Quarter 2014 Include:

•	Revenue of $214.6 million, a 3% decrease in U.S. dollars and a 5% decrease in constant currency versus the prior year

•	Operating income before amortization, restructuring charges and management transition costs, of $4.1 million, representing an operating income margin of 1.9%

•
Net loss from continuing operations of $5.2 million, or net income from continuing operations of $1.3 million before amortization, restructuring charges and management transition costs, or $0.02 per share

•	Operating cash flow from continuing operations of $3.3 million

President and Chief Executive Officer Michael Boustridge said, "Despite progress in North America, our second-quarter results were below internal expectations. Challenges in International have been an ongoing area of management focus, diluting the significant opportunity Ciber is uniquely positioned to capture. These issues require immediate action and we have begun implementation of a plan to accelerate the move to global practice areas and substantively change our global delivery mix. These changes will be executed methodically and with a sense of urgency."

Christian Mezger, Chief Financial Officer, commented, "We announced a $24 million restructuring program focused on the implementation of a go-to-market model, realigning the organization and improving our offshore delivery mix. The program will begin in the third quarter of 2014 and is expected to be completed in the next twelve months. Finally, our cash position and growth in our operating cash flow, permit us the flexibility to execute our plans."

Market Highlights in the Second Quarter Include:

•
Berry Bros. & Rudd, a wine and spirits merchant in the U.K., has chosen Ciber to implement an SAP ERP system to support retail operations as well as the company’s online wine trading platform. Founded in 1698, Berry Bros. and Rudd is one of Britain’s oldest, most respected wine merchants.

•	The City of Philadelphia picked Ciber to support system modernization efforts with implementation of an Oracle ERP system.

•	A leading global hospitality company chose Ciber's Business Consulting practice to manage the company's new Enterprise Quality Assurance Center to drive quality through all facets of the IT lifecycle.

•	A leading global financial services company engaged Ciber’s Application Development and Management practice to create a next-generation client reporting platform.

Second Quarter Financial Results from Continuing Operations

Revenue of $214.6 million decreased 3% in U.S. dollars and 5% in constant currency, compared with last year’s second quarter. Sequentially from the first quarter of 2014, revenue was down 2% in both U.S. dollars and constant currency.

Gross margin for the second quarter was 25.4%, compared with 25.4% in last year’s second quarter and 25.9% in the first quarter of 2014.

Selling, general and administrative expenses (SG&A), in the second quarter were $55.4 million. Excluding management transition costs, SG&A in the second quarter was $50.4 million, flat compared to the second quarter of last year, and an increase of 1.6% sequentially.

Second quarter 2014 operating income from continuing operations of $4.1 million, before amortization, restructuring charges and management transition costs, yielded an operating margin of 1.9%, compared to 2.6% in the prior-year second quarter, and 3.2% in the first quarter of 2014. Including amortization, restructuring charges and management transition costs, operating loss from continuing operations was $2.4 million.

Net income from continuing operations, before amortization, restructuring charges and management transition costs, for the second quarter of 2014 was $1.3 million, or $0.02 per share. Including amortization, restructuring charges and management transition costs, net loss from continuing operations was $5.2 million in the quarter. Last year’s second quarter net income from continuing operations, before restructuring, was $3.4 million, or $0.04 on a per share basis. For the first quarter of 2014, net income from continuing operations, before restructuring, was $4.0 million, or $0.05 per share.

Revenue in the International division was $109.8 million for the second quarter of 2014, which was down 4% compared to the year-ago second quarter, and down 8% in constant currency. Compared to the first quarter of 2014, International revenue was down 5% in both U.S. dollars and constant currency. Operating margin of 2.9% was down 240 basis points compared to the second quarter of 2013 and down 300 basis points from the first quarter of 2014.

The North American division posted revenue of $105.2 million, down 2% from the year-ago second quarter and up 2% compared to the first quarter of 2014. Operating margin of 8.7% improved 70 basis points from the year-ago second quarter and 50 basis points from the first quarter of 2014.

Capital Deployment and Liquidity

Ciber’s cash balance at the end of the second quarter of 2014 was $20.4 million. The outstanding balance on the credit facility was $7.4 million.

Cash flow used in operating activities (continuing operations) year-to-date through June 30 was $27.3 million, an increase of $10.1 million versus the prior year. Days Sales Outstanding (DSO) were 67 days. Capital expenditures totaled $2.9 million in the quarter.

Restructuring

On July 25, 2014, we approved a restructuring plan focused on the implementation of a go-to-market model, realigning the organization and improving our offshore delivery mix ("the 2014 Plan"). The 2014 Plan will commence in the third quarter of 2014 and is expected to be completed in the next twelve months. We estimate the total amount of the restructuring charges for the 2014 Plan will be approximately $24 million, substantially all of which will be cash.

Continuing Operations

For a recap of historical comparisons, please refer to Ciber's SEC filings on forms 10-Q and 8-K. These filings may be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Investor and Analyst Conference Call
Ciber President and Chief Executive Officer Michael Boustridge invites you to participate in a conference call or audiocast today at 8:30 a.m. Eastern Time to discuss the Company’s financial results.
The live audiocast of the conference call will be available to the public at www.ciber.com/cbr. To participate in the conference call, dial 866-318-8613 (U.S.) or +1-617-399-5132 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 75328445.
A replay of the call and webcast will be available one hour after the call ends through August 29, 2014. To access the telephone replay, dial 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.) and use the pass code 36238985. The webcast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information
Ciber presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP measurements include: second quarter 2014 revenue change year-over-year adjusted for currency; second quarter year to date 2014 revenue change year-over-year adjusted for currency; second quarter 2014 sequential revenue change adjusted for currency; international second quarter 2014 revenue change year-over-year adjusted for currency; international second quarter year to date 2014 revenue change year-over-year adjusted for currency; international second quarter 2014 sequential revenue change adjusted for currency; second quarter 2014 SG&A expenses excluding management transition costs; second quarter 2014 operating income from continuing operations and operating margin adjusted for restructuring, amortization, and management transition costs; first quarter 2014 operating income from continuing operations and operating margin adjusted for restructuring charges, amortization and management transition costs; second quarter 2013 operating income from continuing operations and operating margin adjusted for restructuring charges, amortization and management transition costs; second quarter 2014 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges, amortization and management transition costs; first quarter 2014 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges, amortization and management transition costs; and second quarter 2013 net income from continuing operations and net income per share from continuing operations adjusted for restructuring charges, amortization and management transition costs. Reconciliations of non-GAAP to comparable GAAP measures are available in the schedules accompanying this release. These reconciliations may also be found in the Investor Relations section of the Company's website at www.ciber.com/cbr.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan or our strategic plan proves to be less successful than anticipated; if we are not able to anticipate and keep pace with rapid changes in technology, our business may be negatively affected; a data security or privacy breach could adversely affect our business; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients' operations and technology spending; if we do not continue to improve our operational, financial and other internal controls and systems to manage our growth and size or if we are unable to enter, operate and compete effectively in new geographic markets, our results of operations may suffer and the value of our business may be harmed; our brand and reputation are key assets and competitive advantages of our Company and our business may be affected by how we are perceived in the marketplace; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we cannot guarantee that we are in compliance with all applicable laws and regulations; if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our credit agreement, an asset-based loan facility, limits our operational and financial flexibility; our revenues, operating results and profitability may vary from quarter to quarter and may result in increased volatility in the price of our stock; our international operations expose us to additional risks that could have adverse effects on our business and operating results; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively in this evolving marketplace; our operations are vulnerable to disruptions that may impact our results of operations and from which we may not recover; we might not be successful at identifying, acquiring, or integrating businesses or entering into joint ventures; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities. For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2013 and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.
Ciber is a leading global IT consulting company with some 6,500 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion of annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

###

Contact:
Christian Mezger
Investor Relations
303-267-3857
cmezger@ciber.com

Betsy Loeff
Media Relations
303-967-1304
bloeff@ciber.com

Ciber, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES
Consulting services	$202,639	$208,782	$407,620	$417,826
Other revenue	12,007	11,613	25,037	22,110
Total revenues	214,646	220,395	432,657	439,936

OPERATING EXPENSES
Cost of consulting services	153,260	158,440	307,111	316,014
Cost of other revenue	6,830	5,917	14,419	12,658
Selling, general and administrative	55,393	50,399	105,033	100,490
Amortization of intangible assets	67	—	67	—
Restructuring charges	1,508	604	1,406	953
Total operating expenses	217,058	215,360	428,036	430,115

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	(2,412)	5,035	4,621	9,821

Interest expense	(536)	(463)	(898)	(1,520)
Other income (expense), net	(20)	288	(90)	667

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,968)	4,860	3,633	8,968
Income tax expense	2,201	1,925	4,736	4,584

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(5,169)	2,935	(1,103)	4,384
Loss from discontinued operations, net of income tax	(288)	(4,555)	(430)	(4,537)

CONSOLIDATED NET LOSS	(5,457)	(1,620)	(1,533)	(153)
Net income attributable to noncontrolling interests	10	146	15	—

NET LOSS ATTRIBUTABLE TO CIBER, INC.	$(5,467)	$(1,766)	$(1,548)	$(153)

Basic and diluted earnings (loss) per share attributable to Ciber, Inc.:
Continuing operations	$(0.07)	$0.04	$(0.01)	$0.06
Discontinued operations	—	(0.06)	(0.01)	(0.06)
Basic and diluted earnings (loss) per share attributable to Ciber, Inc.	$(0.07)	$(0.02)	$(0.02)	$—

Weighted average shares outstanding:
Basic	77,301	74,690	76,877	74,381
Diluted	77,301	75,412	76,877	75,011

Ciber, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$20,364	$44,483
Accounts receivable, net of allowances of $2,460 and $2,335, respectively	197,508	189,382
Prepaid expenses and other current assets	22,312	22,794
Total current assets	240,184	256,659

Property and equipment, net of accumulated depreciation of $47,216 and $48,500, respectively	15,210	12,923
Goodwill	283,333	281,714
Other assets	10,667	6,522

TOTAL ASSETS	$549,394	$557,818

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$—	$53
Accounts payable	27,003	34,223
Accrued compensation and related liabilities	53,075	69,622
Deferred revenue	17,931	20,989
Income taxes payable	877	1,654
Other accrued expenses and liabilities	42,632	44,190
Total current liabilities	141,518	170,731

Long-term debt	7,400	—
Deferred income taxes	26,591	23,910
Other long-term liabilities	12,564	10,119
Total liabilities	188,073	204,760

Commitments and contingencies

Equity:
Ciber, Inc. shareholders' equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 78,164 and 75,822 shares issued, respectively	782	758
Treasury stock, at cost, 263 and 37 shares, respectively	(1,265)	(150)
Additional paid-in capital	355,714	343,944
Retained earnings	1,778	4,887
Accumulated other comprehensive income	3,774	3,096
Total Ciber, Inc. shareholders' equity	360,783	352,535
Noncontrolling interests	538	523
Total equity	361,321	353,058

TOTAL LIABILITIES AND EQUITY	$549,394	$557,818

Ciber, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	$(1,533)	$(153)
Adjustments to reconcile consolidated net loss to net cash used in operating activities:
Loss from discontinued operations	430	4,537
Depreciation	2,611	3,080
Amortization of intangible assets	67	—
Deferred income tax expense	2,413	2,516
Provision for (recovery on) doubtful receivables	(65)	712
Share-based compensation expense	7,420	3,669
Amortization of debt costs	285	513
Other, net	195	208
Changes in operating assets and liabilities:
Accounts receivable	(8,413)	(16,157)
Other current and long-term assets	2,040	(470)
Accounts payable	(7,129)	793
Accrued compensation and related liabilities	(17,195)	(13,759)
Other current and long-term liabilities	(5,985)	(1,914)
Income taxes payable/refundable	(2,391)	(738)
Cash used in operating activities — continuing operations	(27,250)	(17,163)
Cash used in operating activities — discontinued operations	(779)	(3,367)
Cash used in operating activities	(28,029)	(20,530)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition	(845)	—
Purchases of property and equipment, net	(5,009)	(1,286)
Cash used in investing activities — continuing operations	(5,854)	(1,286)
Cash used in investing activities — discontinued operations	—	(313)
Cash used in investing activities	(5,854)	(1,599)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	157,869	146,987
Payments on long-term debt	(150,414)	(144,274)
Employee stock purchases and options exercised	4,373	1,625
Purchase of shares for employee tax withholdings	(2,675)	(429)
Payment of initial fair value of acquisition-related contingent consideration	—	(3,428)
Cash provided by financing activities — continuing operations	9,153	481
Effect of foreign exchange rate changes on cash and cash equivalents	611	(3,580)
Net decrease in cash and cash equivalents	(24,119)	(25,228)
Cash and cash equivalents, beginning of period	44,483	58,849
Cash and cash equivalents, end of period	$20,364	$33,621

Ciber, Inc.
SUMMARY SEGMENT DATA
(Dollars in thousands)
(Unaudited)

Summary Segment Analysis

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2013	Change	2014	2013	Change
Revenues:
International	$109,830	$113,935	(4)%	$224,811	$226,610	(1)%
North America	105,154	106,759	(2)%	208,632	213,928	(2)%
Other	567	895	n/m	1,221	1,742	n/m
Total segment revenues	215,551	221,589	(3)%	434,664	442,280	(2)%
Inter-segment	(905)	(1,194)	n/m	(2,007)	(2,344)	n/m
Total revenues	$214,646	$220,395	(3)%	$432,657	$439,936	(2)%

Operating income (loss) from continuing operations:
International	$3,231	$6,000	(46)%	$10,055	$10,951	(8)%
North America	9,109	8,502	7%	17,581	16,598	6%
Other	(4)	82	n/m	133	118	n/m
Total segment operating income	12,336	14,584	(15)%	27,769	27,667	—%
Corporate expenses	(13,173)	(8,945)	(47)%	(21,675)	(16,893)	(28)%
Operating income (loss) from continuing operations before amortization and restructuring charges	(837)	5,639	(115)%	6,094	10,774	(43)%
Amortization of intangible assets	(67)	—	n/m	(67)	—	n/m
Restructuring charges	(1,508)	(604)	n/m	(1,406)	(953)	n/m
Total operating income (loss) from continuing operations	$(2,412)	$5,035	(148)%	$4,621	$9,821	(53)%
_____________
n/m = not meaningful

Segments as Percent of Total Segment Revenue and Total Segment Operating Income
(excluding Inter-segment, corporate expenses, goodwill impairment and amortization)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
International	51%	51%	52%	51%
North America	49%	49%	48%	49%
Other	—%	—%	—%	—%
Total segment revenues	100%	100%	100%	100%

Operating income:
International	26%	41%	36%	40%
North America	74%	58%	63%	60%
Other	—%	1%	1%	—%
Total segment operating income	100%	100%	100%	100%

Segment Operating Margins
(excluding corporate expenses, amortization and restructuring charges)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating margin:
International	3%	5%	5%	5%
North America	9%	8%	8%	8%
Other	(1)%	9%	11%	7%
Total segment operating margin	6%	7%	6%	6%

Ciber, Inc.
NON-GAAP FINANCIAL INFORMATION
(Dollars in millions, except per share amounts)
(Unaudited)

Ciber reports its financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth in this press release, our quarterly earnings call, and our quarterly report on form 10-Q constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended June 30, 2014 Comparison to Three Months Ended June 30, 2013
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(4.4)%	1.8%	(2.6)%

International	(7.1)%	3.5%	(3.6)%

	Six Months Ended June 30, 2014 Comparison to Six Months Ended June 30, 2013
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(3.5)%	1.8%	(1.7)%

International	(4.4)%	3.6%	(0.8)%

	Three Months Ended June 30, 2014 Sequential Comparison to Three Months Ended March 31, 2014
	Constant Currency Revenue Decrease	Foreign Exchange Impact	GAAP Reported Revenue Decrease
Revenues:
Consolidated	(1.6)%	0.1%	(1.5)%

International	(4.6)%	0.1%	(4.5)%

Adjusted Results of Operations

Consolidated
Three Months Ended June 30, 2014
In millions
GAAP SG&A expenses	$55.4
Management transition costs	(5.0)
SG&A expenses excluding management transition costs	$50.4

	Consolidated*
	Three Months Ended June 30, 2014		Three Months Ended March 31, 2014		Three Months Ended June 30, 2013
	In millions	Margin	In millions	Margin	In millions	Margin
GAAP reported operating income (loss) from continuing operations	$(2.4)	(1.1)%	$7.0	3.2%	$5.0	2.3%
Restructuring charges (credit)	1.5	0.7	(0.1)	—	0.6	0.3
Amortization of intangible assets	0.1	—	—	—	—	—
Management transition costs	5.0	2.3	—	—	—	—
Operating income from continuing operations before restructuring charges	$4.1	1.9%	$6.9	3.2%	$5.6	2.6%
*Columns may not total due to rounding

	Consolidated*
	Three Months Ended June 30, 2014		Three Months Ended March 31, 2014		Three Months Ended June 30, 2013
	In millions	Per Share	In millions	Per Diluted Share	In millions	Per Diluted Share
GAAP net income (loss) from continuing operations	(5.2)	$(0.07)	$4.1	$0.05	$2.9	$0.04
Restructuring charges (credit)	1.5	0.02	(0.1)	—	0.6	—
Tax impact of restructuring charges	—	—	0.1	—	(0.1)	—
Amortization of intangibles	0.1	—	—	—	—	—
Management transition costs	5.0	0.06	—	—	—	—
Net income from continuing operations before restructuring charges	$1.3	$0.02	$4.0	$0.05	$3.4	$0.04
*Columns may not total due to rounding